No:3102002012C000000000

Comprehensive Facility Contract

Bank of communications

Comprehensive Facility Contract

Applicant: CER Energy Recovery (Shanghai) Co.,Ltd

Legal representative: Wu Qinghuan

Legal Address: Room 101&102, Building#26,No.1388 Zhangdong Road,Zhangjiang Hi-tech Park

Contact Address: Room 101&102, Building#26, No.1388 Zhangdong Road, Zhangjiang Hi-tech Park

Facility giver: Bank of communications, Shanghai Branch

Head: Lv Benxian

Contact Address: No.560 Songtao Road

Whereas the applicant applies the comprehensive facilities from the facility giver, both parties enter into this contract and it is agreed upon through consultation between the parties.

Definition

In this contract, below term has its meaning as following except there is another expressly agreed in the context.

“Comprehensive facility line”, the facility giver gives the facility to the applicant which related to one or above one from following: RMB or foreign currency working capital loan, Export rebate account mortgage loans, Opening of bank acceptance bills, opening import letters of facility, packing facility, import bills, financing of import collection, import payment financing, export, export invoice financing, financing of export collection, opening a letter of guarantee or other facility recognized varieties

“Comprehensive facility”, the facility giver gives the applicant the max facility under this contract.

“Classification of facility”, the facility giver gives the applicant the max facility for one kind of facility

“Facility balances” the amount of debt which has occurred by the applicant and still does not pay off to the facility giver .Among which, in Opening of bank acceptance /letter of facility/guarantees, that means the amount for following two: The effective bank acceptance which opened by the facility giver/letter of facility/ guarantees, the amount which the applicant unpaid and advances by the facility giver according to the bank acceptance /letter of facility/guarantees

“Classification of facility balances”, under this contract, the amount of outstanding debt which occurred by applicant

“Line balance”, comprehensive facility deducted the facility balances

“Classification line balance” Facility Classification deducted classification of facility balances

“Facility period”, the period that facility giver provide to the applicant according to this contract, it specially means the period of occur, and different with the period of execution, the period of execution under this contract shall be specified in the <Apply of facility> agreed by both parties The facility period under this contract shall from January 30, 2012 to January 20, 2013.

“Facility”, means the “Comprehensive facility” or “Classification of facility” in this contract

“Export rebate account mortgage loans”, the facility giver provides the applicant the short term working capital loan by the guarantee of the receivable from the applicant’s export rebate

“Import financing”, the facility giver provides the applicant short term loan based on the written applying from applicant, so that the applicant can payoff all the payable under L/C, the applicant should repay the facility giver principal and interest in time agreed by both parties

“Import collection financing”, under this facility, the facility giver provides the applicant short term loan according to the written applying from applicant, based on that the facility giver is collection bank for applicant, and the applicant should repay the facility giver principal and interest in time agreed by both parties

“Import payment financing”, when all the import goods have been arrived in port, or according to the import contract, the advances are required, or the shipping fee, commission and other affiliated fees should be paid, the applicant authorize the facility giver pay these expenses, and the facility giver according to applicant’s indicators to provide the applicant the loan to pay for the import payment using TT method, and the applicant should repay the facility giver principal and interest in time agreed by both parties

“Exportation documentary bills”, the applicant submitted the facility and full set of documents to the facility giver and apply for the financing ,the facility giver provide the short-term financing after his reviewing, applicants pay the principal and interest at the agreed interest rate and time

“Financing of export collection”, under this business, the facility giver should provide the short-term financing, applicants pay the principal and interest at the agreed interest rate and time

“Export invoice financing”, the applicant uses the TT payment for export trade, the facility giver can provide certain ratio short-term financing according to the applicant’s invoice and applicants pay the principal and interest at the agreed interest rate and time

“Financing” the each money or the total money which the facility giver give to the applicant in the different business

Line of facility

2.1 Comprehensive facility is RMB 57,000,000

2.2 Above money is used on RMB working capital loan and opening bank’s acceptance

Facility amount for each kind

RMB working capital loan	RMB 40million
Bank acceptance	RMB 57million

2.3 The facility amount for each kind is the max facility amount for related facility product. Any facility should be limited to the classification facility and comprehensive facility

Precondition of using the facility

3.1 The common precondition of using the facility

(1) The facility amount should not exceed the comprehensive facility amount. The classification facility balance cannot exceed the matched classification facility

(2) The facility amount which plan to use can not exceed the amount balance and classification facility balance

(3)    The application should within the facility period

(4)    If there is any guarantee contract which has taken effect and lasted effect , the guarantee contract is the mortgage contract, the security interest should has been set and has the lasted effect

(5)  The applicant has prepared all the procedures required by the facility giver, such as government permission, ratification, and registration and so on

(6)  The request for utilization meets the requirement of facility giver

(7) There is no great unfavorable change for the operation and financial situation of applicant

(8)  There is no delinquency for the applicant of the contract

(9)  The applicant should meet the requirement of the precondition of matched classification facility

(10) The method of payment for the loan should according to the terms of the contract.

(11) If use the foreign exchange loan, the applicant should open the related account per the requirement of foreign exchange management and has provided the documentary evidence, including but not limited to the effective foreign exchange usage certification or the registration documents

(12) The applicant has pointed below account as the Capital Returning account and signed the account management contract per facility giver’s request

Account name CER Energy Recovery (Shanghai) Co.,Ltd

Account number 310066865018010189665

Bank of deposit: Bank of communication Zhangjiang Branch

3.2 The precondition of working capital loan facility ( RMB and foreign currency)

(1) The loan should use in operation turnover, among which RMB 29 million is used for shifting the loan on bank of communication

(2) The length of maturity can not longer than 12 months and expiration date can not exceed than 2013.07.20

3.3 The precondition of hypothecated loan facility amount for refunding export taxes account

(1) The apply of refunding export taxes has got the approbation of State Administration for Taxation or the foreign trade department

(2) The first apply should provide the tax return text of the local departments of state taxes

(3) The first apply should provide the declaration form and detail list for the export tax return

3.4 The precondition of opening the bank acceptance

(1) The applicant has put guarantee money equal to 30% acceptance amount or provides the same amount bank certificate of deposit for mortgage

(2) The applicant has provided the trueness and legitimate documents per the approbation of facility giver

(3) The applicant has paid the commission charge per the facility giver’s requirement

(4) The time limit of bank acceptance can not longer than 6 months and the expiration date cannot later than 2013.07.20

(5) The risk exposure fee has been paid according to the contract

The application of facility amount

4.1 The facility amount is the max facility amount which facility giver can give to the applicant under this contract. The signing of this contract doesn’t mean the facility giver should give the amount for the facility. If the applicant needs to use the facility amount under this contract, then he should bring the use application according to the form of “facility use application” and can use the facility after the agreement of facility giver

4.2 If the facility giver agrees the application of applicant, then the facility kind, currency, amount, usage, time limit and the rate should according to the record of “facility use application” signed by facility giver

4.3 The use status should according to the documents, warrant and receipts during the fulfilling of this contract for the facility giver

4.4 If the currency set in “facility use application” is not the same as the facility currency under this contract. Then for the purpose of calculating the facility, the will convert with the rate of each day of the bank of communication. If there is no applicable rate, then it will convert with the reasonable rate decided by bank of communication

4.5 If the applicant becomes the shareholder of guarantor or the “actual controller” defined in the “company law”, then before the Resolution Based on Shareholder Committee which shows that they agreed to guarantee for the applicant , the facility giver has the rights to stop or cancel the un-used facility

Payment of loan

5.1 The payment of loan is applicable for this term

5.2 The applicant appoint below account for the loan account

Account name CER Energy Recovery (Shanghai) Co.,Ltd

Account number 310066865018010189665

Bank of deposit: Bank of communication Zhangjiang Branch

5.3 Before each withdraw, the applicant should make the withdraw procedure in at least XX working days and should definite the payment method, and each withdraw should only has one kind of payment method

Statement and guaranty of applicant

6.1 The applicant established a company by operation of law and has the necessary rights and can fulfill its obligation of this contract, and afford the civil liability

6.2 Signing and fulfill this contract is the truly expression of the applicant and it has passed all the necessary agreement, ratified and authorization. There is no blemish of the law.

6.3 The operation of the applicant is legal and compliance. The applicant has the ability to last the operation and has the legal repay source. There is no big and important bad facility record. There is also no bad record for the senior management of applicant

6.4 All the documents, report forms and information which the applicant provided to the facility giver is the true, accuracy, completed and effective. The applicant does not hide any information which may have the effect on the finance status and the repay ability. The finance status of applicant does not have any big or adverse changes from the finance report date

6.5 When signing this contract, the applicant is not the shareholder of guarantor or the actual controller defined in “company law”

Rights and obligations of facility giver

7.1 The facility giver has the rights to recovery the loan principal and interest, and charge for the cost which the applicant should pay for. The facility giver has the rights to decide to recovery the loan in advance based on the repay status of the applicant

7.2During the fulfilling this contract, the facility giver only reviews for the information which the applicant provided. If there is any false, not accuracy or not completed for these information, which lead to the facility giver can not make trustee payment on time or the applicant break the contract ,then the facility giver does not afford any result

7.3 If the money withdrawing account of applicant or the customer’s account freeze or another reasons which lead the unsuccessful to the money lending, then the facility giver does not afford any result

Obligation of applicant

8.1 The applicant should fulfill this contract and all the ratification, report, records or registration requested by “facility use application “

8.2 The applicant should use the facility according to this contract without embezzlement and can not invest the loan into the fixed assets , shareholding or the area , application which the state forbids

8.3 If there is any engagement with the payment method, the applicant should use the loan according to the engaged method and can not break up the whole into parts to avoid the trustee payment of facility giver; if use the independence payment, the payment of loan amount should be up to specification

8.4 The applicant should fulfill its obligation on time and on enough amount per this contract and the “facility use application “

If there is another engagement, then the applicant can not fulfill its debt in advance without the written agreement of facility giver

8.5 The repay account of applicant is used for sales income or the planned repayment. If the sales income is calculated in non-cash, the applicant should insure the money go into the account in time after receiving the income. The applicant should provide the status of cash move in and out per the request of facility giver

8.6 The applicant should afford all the cost under this contract and the “facility use application “, including but not limited to notarial fee, appraisal cost, registered fee and so on.

If the loan cost which the applicant should afford, then the applicant should pay enough amount per the request rate and time of facility giver. When it is the loan payment, the repay account is the another bank of strange land, then the payment should process by the payment system of the People's Bank

8.7 The applicant should follow the business system and operation tradition of the facility giver, including but not limited to cooperate with the facility giver for the management of the loan and the supervision for the applicant’s operation status. The applicant should provide the finance form, loan usage record and information for affiliated party or the affiliated trade per the request of facility giver and also needs to insure all the documents, data, and information should be trueness, completed and accurate.

8.8 If there is any one matter for the applicant , the applicant should notice the facility giver in written in 30 days advance and also should repay all the principal and interest of debt under this contract or provide the repay method agreed by the facility giver and can not take the action before the guarantee

(1) Sale, dotation, rent, transfer, mortgage or the other method to process the whole or the part of assets

(2) If there may be any great change for the management system or property right organization, including but not limited to contract ,rent, joint-operation, corporate system change, the joint stock cooperative system changes, merger, joint venture, schism, stock right transfer, reduction of capital and so on

(3) The investments abroad exceed RMB 2 billion or the debt financing exceed RMB 2 billion

8.9 If there is any one matter for the applicant, the applicant should notice the facility giver in written within 7 days from the date of happening

(1) The applicant or the affiliated party revises bylaws, change the company name, legal representative, address, contract and the operation area, or makes the decision for finance or personnel

(2) The applicant, its affiliated party or the guarantor plans to voluntary bankruptcy or maybe has be bankruptcy

(3) The applicant or its affiliated party get involved in lawsuit, arbitration, administrative measure or the soundness status of main assets/guaranty has or may affection or the value has or may decreased

(4) The applicant or its affiliated provides the guarantee for the third party who led to the great negative influence for the capacity of fulfilling this contract or its finance status

(5) The applicant or its affiliated signed the contract which will has the great negative influence for its operation and finance status

(6) If there is any production halts, close down, dissolution, or business license is revoked of the applicant, its affiliated or the guarantor

(7)If the legal representative, director or the mainly management of the applicant, it’s affiliated or the mainly investor disappear or involved in the illegal trade

(8) If there is any great difficult of operation, financial conditions deteriorate or the other affairs which has the negative effects for the normal operation, finance condition or the repay ability of applicant or its affiliated

(9) If there is any related transaction and the transaction amount arrives or exceeds the 10% of the latest audited net asset

(10) Before repay all the debt under this contract, the applicant becomes or may become the shareholder or the actual controller of the guarantor

(11) If the applicant or its affiliated has the liability accident or is exposure by the media due to it breaks the law, provision, national policy or the industrial standard

(12) If there is any change for control or under control relation of applicant and its affiliated

(13) If there are any other material adverse events which will have effect on the repay ability of the applicant and it’s affiliated

8.10 If there is any disadvantageous changes to the facility giver’s rights for the guarantee, the applicant should provide the another guarantee on time per the request of the facility giver

The “changes” mentioned here including but not limited to : guarantor’s merger, schism, production halts, stoppage, disbandment, revocation, bankruptcy; there is great changes for the operation or the finance condition of the guarantor; the guarantor is involved in lawsuit, arbitration or the mainly assets have the property preservation or the other enforcement measures; the guaranty is not in sound condition; the value of guaranty decrease or may decrease; the guaranty is taken by property preservation or the other enforcement measures; the guarantor or its legal representative or the main management is involved in any illegal activity; If the guarantor is person, the guarantor disappearance, dead; The guarantor breaks the terms under this contract ; the guarantee contract lose its effect or is dissolved; there is some disputes of guarantor and the applicant; the guarantor wants to terminate contract or the other affairs may affect the safety of rights of facility giver

Miscellanea

The applicant undertakes that 1) he will inform the facility giver in time if he got the information of the guaranty will be removed. 2) If it use property swap to compensate the removal of guaranty, then the applicant should repay all the debt ahead of time or reset the mortgage. Before settle all the registration of the new mortgage, the applicant should provide the other guaranty which approved by the facility giver.

The payment under this contract should according to the “facility use application” signed by the facility giver

When the applicant applies for the bank acceptance, it should pay the risk exposure management fee besides the acceptance commission. Among which, if the time of bank acceptance is within 3 months , then the risk exposure management fee is charged of 0.02% of risk exposure amount /month; If the time of bank acceptance is longer than 3 months , then the risk exposure management fee is charged of 0.02% of risk exposure amount /month. The applicant should pay out all management fees at once according to the facility giver’s notification. “risk exposure amount “ means the balance of facility and cash guarantee, the cash guarantee including cash deposit, deposit, national debt, bank acceptance, bank debenture and other amount of guarantee which accepted by Bank of Communications

Acceleration of maturity

10.1 If any one of below issues constitute the “acceleration of maturity” mentioned in this contract

(1) The applicant’s statement and guarantee of this contract or any “facility use application” is false

(2) The applicant breaks this contract or any “facility use application”

(3) If any affairs mentioned in No.8.9 term, the facility giver thinks it will affect the safety of its rights

(4)The facility giver thinks the applicant should repay all the debt in advance based on the capital returning status

(5) The promise which the facility giver provided may get out of line due to the changes of supervision

(6) When the applicant fulfill the contract which signed with facility giver, the applicant has the default or the debt may or has been announced acceleration of maturity

10.2 If any one of”acceleration of maturity issues”, the facility giver has the rights to take one, several or the whole measure

(1) Turn down, stop or cancel the facility under this contract

(2) Announce the part or the whole debts of this contract become due in advance and ask the applicant repay all the principle and interest at once. If it related to bank acceptance, letter of facility, backward letter, the applicant should supplementary the cash deposit till the amount arrive the total amount of all the facilities.

(3)Stop the payment for the loan which the applicant has applied but not use

(4) Ask the applicant to discuss the” give and pay “condition within the limited time

(5) Ask the applicant change the payment method per the request of facility giver

Breach of contract

11.1 If the applicant can not repay the enough principal or interest, for these unpaid, the facility giver will charge for the default interest and compound interest since unfulfilled date to clear off date. If the applicant does not use the loan according to the “facility use application”, then the facility giver can charge for the default interest and compound interest based on the embezzlement amount and the actual days

If the debt currency is RMB, the default interest of overdue and embezzlement should float upward 50% and 100% compared with the record in the “facility use application”

The fulfill expiration date can be any date as following: Payment Date, expiration date, interest payment date

11.2 If the applicant breaks the contract ,it should afford all the cost which the facility giver achieve its facility or rights, such as collection fee, legal fare, Charge for announcement, lawyer fee, travelling coast and other fee

11.3 If there is any behavior, such as escape supervision, default principle and interest and so on, the facility giver has the rights to report to related units concerned and has the public notice

Deduct engagement

12.1 The applicant authorizes the facility giver can deduct the debt principle, interest, default interest, compound interest from the any account opened in bank of communication for repaying

12.2 After deduct, the facility giver should notice the applicant the account ,contract number ,the bank voucher number, deduct amount ,the left debt .

12.3 If the deduct amount can not repay enough debt, then it should cancel out for the overdue cost. If the overdue days of principle and interest is less than 90 days, the balance will be used in due interest, default interest and compound interest and then cancel out for the principle; if overdue for more than 90 days, the balance will be used in due principle and then cancel out for the due interest, default interest and compound interest

If the debt is bank acceptance, letter of facility or backward letter, the deduct amount can not repay all be debt, then should first use for cancel out the unpaid fee. The balance first use for cancel out the overdue principle and then use for the overdue interest

Information disclosure and secure

14.1 The facility giver is responsible for the secure of trade secret and other confidential data of applicant, except following:

(1) Which is applicable for the laws and regulations or listing regulations.

(2) Which is request by the judicial department or the government

(3) Disclose to the professional consultant of facility giver

(4) The applicant agrees or authorizes the facility giver to disclose

14.2 The applicant agrees the bank of communication can use or disclose the information and data of applicant in following condition, including but not limited to the basis information, facility trade information and other related information. And the applicant is willing to undertake all the results

(1) For the following purpose to disclose and use the information to outsourcing institution, the third party supplier, or the other institution or person which the facility giver thinks it is necessary to disclose ,including but not limited to the other branch of bank of communication, or the subsidiary company owned by bank of communication A : related to facility business ,such as popularization the bank facility business, collection the debt of applicant, transfer debt and so on B The facility giver provides or may provide the new product or service to applicant C for the purpose of better maintain and management the customer relationship

(2) Provide the information and data to China facility reference center or the other facility reference institution which is approved by the people's Bank of China

(3) Use for the purpose of business operation, management, statistics, analysis or use on the confidentiality based with the third party

Solution to disputes

This contract is applicable for the law of People's Republic of China. All the disputes raised from this contract should bring a lawsuit against to the local court of facility giver. During the disputes, each party should continue to fulfill its obligation under this contract

Other terms

16.1 The applicant agrees the facility giver inquire and record the facility information of applicant due to the facility application

16.2 The facility giver will not undertake the responsibility but will inform the applicant in time if there is any failed facility due to the force majeure, network fault, and system fault

16.3 The “facility use application” signed by both parties and the other documents confirmed by both parties constitute the complete and indivisibility party of this contract. If the “facility use application” has disagreement with this contract, then should according to the “facility use application”; If there is any un-mention matter , the should according to this contract

16.4 The meaning of affiliated party, affiliated party trading, the mainly investor in this contract is the same as the meaning of “No.36 accounting postulates—disclose of affiliated party” which issued by Ministry of Finance

16.5 This contract will take effect after the signing and sealing of the legal representative of each party

16.6 This contract is in 6 duplicate, each party and the guarantor ( if any) hold one

The applicant has read above terms and the facility giver has made the necessary explanation to the applicant. The applicant has no objection to all the contents

The applicant (Seal):CER Energy Recovery (Shanghai) Co.,Ltd

Legal representative: Wu Qinghuan

Date :2012.1.30

The facility giver(Seal) : Bank of communication , Shanghai Branch

Head: Lv Benxian

Date: 2012.1.30